News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 975-7110




               SILGAN HOLDINGS REPORTS FIRST QUARTER EARNINGS AND
                        CONFIRMS FULL YEAR 2003 ESTIMATE


STAMFORD, CT, April 23, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today reported first quarter 2003 net income of $4.2 million, or $0.23 per diluted share, as compared to first quarter 2002 net income of $11.3 million, or $0.62 per diluted share. The results are in line with the Company's previous earnings guidance of $0.20 to $0.30 per diluted share.

Net sales for the first quarter of 2003 increased by $30.1 million, or 7.1 percent, to $454.4 million as compared to $424.3 million in the first quarter of 2002. This increase was the result of higher net sales in the metal food container business due to the acquisition of the White Cap closures business in March 2003 and higher net sales in the plastic container business.

Income from operations for the first quarter of 2003 decreased by $10.0 million to $26.0 million as compared to $36.0 million for the same period in 2002, and operating margin decreased to 5.7 percent from 8.5 percent. These decreases were primarily a result of unfavorable absorption of fixed costs as an inventory reduction program was implemented during the quarter, higher


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SILGAN HOLDINGS
April 23, 2003
Page 2


depreciation expense, a rationalization credit in 2002 and start-up costs related to new capacity to manufacture convenience ends. The Company recorded a rationalization credit in the first quarter of 2002 of $2.3 million, increasing diluted earnings per share by $0.07 in that period, primarily related to placing certain previously written down assets of the metal food container business back in service to meet business requirements.

Interest expense for the first quarter of 2003 was $18.8 million, an increase of $2.3 million, or $0.08 per diluted share, as compared to the same period in 2002. This increase resulted primarily from a higher average interest rate due largely to the Company's add-on issuance of $200 million of 9% Senior Subordinated Debentures and higher interest rate spreads over LIBOR as a result of the refinancing of the Company's previous U.S. senior secured credit facility in the second quarter of 2002, partially offset by the impact of lower LIBOR rates during the quarter. The Company provided for income taxes at an effective rate of 38.5 percent and 39.0 percent in the first quarter of 2003 and 2002, respectively.

Metal Food Container Performance

Net sales of the metal food container business were $315.4 million in the first quarter of 2003, an increase of $16.0 million, or 5.3 percent, over the same period in 2002 due to the inclusion of net sales of the closures business for the month of March 2003. Excluding net sales of the closures business, net sales of the metal food container business decreased 1.3 percent as a result of slightly lower volumes as compared to a relatively strong first quarter in 2002.

Income from operations of the metal food container business in the first quarter of 2003 decreased by $10.7 million to $11.8 million as compared to $22.5 million for the same period in 2002, and operating margin decreased to 3.7 percent from
7.5 percent. As anticipated, these decreases were principally due to unfavorable absorption of fixed costs as an inventory reduction program was implemented, the rationalization credit in 2002, higher depreciation expense, start-up costs related to new capacity to manufacture convenience ends and increased freight and employee health and welfare costs. Additionally, income from operations of the closures business for the month of March was essentially break even as the business continued to be

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SILGAN HOLDINGS
April 23, 2003
Page 3


impacted by costs to restructure its metal closures facilities. Excluding the impact of the acquisition of the closures business, inventories of the metal food container business at March 31, 2003 decreased $20.1 million as compared to March 31, 2002 largely due to the inventory reduction program.

Plastic Container Performance

Net sales of the plastic container business increased $14.1 million in the first quarter of 2003, or 11.3 percent, to $139.0 million as compared to $124.9 million for the same period in 2002. This increase was principally a result of higher unit volume due primarily to the acquisition of Thatcher Tubes LLC in January 2003 and higher average selling prices due to the pass through of higher resin costs.

Income from operations of the plastic container business for the first quarter of 2003 increased $0.7 million to $15.5 million as compared to $14.8 million for the same period in 2002, while operating margin decreased to 11.2 percent from
11.8 percent. The increase in income from operations was primarily a result of higher unit volumes and improved operating efficiencies, partially offset by the impact of higher depreciation expense, heightened competitive activity and higher employee health and welfare costs.

Equity Affiliate

Effective March 1, 2003, the Company acquired the remaining 65 percent interest in the White Cap joint venture that it did not already own from Amcor White Cap Inc. for $37.1 million in cash and refinanced approximately $89.0 million of debt of the business. The business now operates under the name Silgan Closures and as part of the Company's metal food container business due to similarities in end-use markets.

Silgan Closures is a leading supplier of an extensive range of metal and plastic closures to consumer goods packaging companies in the food and beverage industries in North America. The business, which had net sales of approximately $250 million in 2002, is headquartered in


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SILGAN HOLDINGS
April 23, 2003
Page 4


Chicago and presently operates seven manufacturing facilities. Manufacturing facilities are located in Athens, Georgia; Champaign, Illinois; West Hazleton, Pennsylvania; Evansville, Indiana; Richmond, Indiana; Chicago, Illinois; and Queretaro, Mexico.

The White Cap joint venture was originally formed in July 2001, when the Company contributed certain metal closure assets and liabilities in return for $32.4 million in cash and a 35 percent interest in the joint venture. Schmalbach-Lubeca AG contributed the remaining metal and plastic closure operations. In July 2002, Amcor Ltd. purchased Schmalbach-Lubeca AG's interest in the joint venture. As part of the integration of the contributed businesses, the joint venture instituted a program to rationalize the metal closure facilities. This program is well underway and is expected to result in significant cost savings starting in 2003 and continuing in 2004.

The Company recorded equity in losses of the White Cap joint venture for the first two months of 2003 of $0.3 million, net of income taxes, or $0.02 per diluted share, as compared to equity in losses of $0.6 million, net of income taxes, or $0.03 per diluted share, for the first quarter of 2002. As expected, the losses in the first two months of 2003 reflect the continued costs to rationalize the joint venture's metal closure facilities. The results of Silgan Closures for the month of March 2003 are included with the first quarter 2003 results of the metal food container business.

Acquisitions

In January 2003, the Company acquired substantially all of the assets of Thatcher Tubes LLC, a privately held manufacturer and marketer of decorated plastic tubes serving primarily the personal care industry. Thatcher Tubes operates manufacturing facilities in Woodstock, Illinois and Culiacan, Mexico, and had net sales in 2002 of approximately $29 million. Thatcher Tubes has built a reputation as a high quality supplier of decorated plastic tubes, particularly in the personal care market. With Silgan Plastics' leadership position in plastic containers for the personal care market, this acquisition provides opportunities for growth through an expanded product offering. Given its size, the transaction is expected to have little effect on the Company's net income in 2003.


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SILGAN HOLDINGS
April 23, 2003
Page 5


On March 3, 2003, the Company completed a $150 million incremental term loan borrowing under its senior secured credit facility. The proceeds were used largely to finance the acquisitions of White Cap and Thatcher Tubes. The terms, including the interest rate, of the incremental term loans are the same as those for B term loans under the senior secured credit facility.

In April 2003, the Company acquired the metal food can manufacturing subsidiary of Pacific Coast Producers (PCP), an agricultural cooperative based in Lodi, California, for approximately $15 million plus the book value of inventory. PCP has historically manufactured a majority of its metal can requirements from a separate facility in Lodi and used these cans solely in its food processing operations. Simultaneously with the purchase, the Company also entered into a ten-year supply agreement with PCP covering its metal food can requirements. Annual sales to PCP under the supply agreement are expected to be approximately $55 million. The Company anticipates that this business will be slightly accretive to earnings in 2003.

Outlook for 2003

The Company confirmed its estimate of net income per diluted share for 2003 in the range of $2.85 to $3.15. As a result, the Company expects to earn between $2.62 and $2.92 per diluted share in the last nine months of 2003, representing an increase of between 13% and 26% over the same period of 2002. This anticipated increase will primarily be driven by increased sales and income from operations in the metal food container business. The Company anticipates higher net sales and income from operations in the metal food container business in 2003 as compared to 2002, largely as a result of the acquisitions of the closures business and the metal food can manufacturing assets of PCP during early 2003, as well as increased sales of convenience ends.

Over the next nine months, the Company anticipates higher sales in the plastic container business in 2003 as compared to 2002, largely driven by both the addition of the tubes business and anticipated new business. Operating margin for the plastic container business is expected to decrease in the last nine months of 2003 as compared to the same period in 2002, primarily as a result of the impact of heightened competitive activity in plastic containers for the personal care market.


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SILGAN HOLDINGS
April 23, 2003
Page 6


The Company also expects higher interest expense in the last nine months of 2003 as compared to the same period in 2002, primarily due to higher borrowings as a result of the three acquisitions completed in early 2003 and higher average interest rates due to the refinancing of the senior secured credit facility and the add-on issuance of 9% Senior Subordinated Debentures in the second quarter of 2002.

The Company stated that it expects net income per diluted share for the second quarter of 2003 to be in the range of $0.55 to $0.75 per diluted share, as compared with $0.55 per diluted share reported in the second quarter of 2002. The second quarter of 2002 included losses from the White Cap joint venture due to a rationalization charge and an extraordinary charge related to the Company's refinancing of its U.S. senior secured credit facility, which together had an aggregate $0.10 per diluted share impact.

With three acquisitions completed in early 2003, the Company currently anticipates focusing on reducing debt for the remainder of the year. Although the Company incurred approximately $170 million of debt for three acquisitions in early 2003, the Company anticipates that year end outstanding debt will increase only by an approximate $100 million over the 2002 year end balance. Additionally, in the absence of strategically compelling and immediately accretive acquisitions, the Company anticipates this focus will result in a further $200 to $300 million reduction in debt in the three years following 2003.

Conference Call

The Company will hold a conference call to discuss its results for the first quarter 2003 at 11:00 a.m. EDT on Wednesday, April 23, 2003. The toll free number for domestic callers is (800) 299-8538, and the number for international callers is (617) 786-2902. The pass code is 922443. For those unable to listen to the live call, a taped rebroadcast will be available until 11:00 a.m. EDT on April 30, 2003. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 89892257.


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SILGAN HOLDINGS
April 23, 2003
Page 7


Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002.
Silgan operates 69 manufacturing facilities in the U.S., Canada and Mexico. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


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                              SILGAN HOLDINGS INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                         For the quarter ended March 31,
                 (Dollars in millions, except per share amounts)


                                                                First Quarter
                                                                -------------
                                                              2003        2002
                                                              ----        ----

Net sales ..............................................     $454.4      $424.3

Cost of goods sold .....................................      404.8       371.8
                                                             ------      ------

     Gross profit ......................................       49.6        52.5

Selling, general and administrative expenses ...........       23.6        18.8

Rationalization credit .................................       --          (2.3)
                                                             ------      ------

     Income from operations ............................       26.0        36.0

Interest and other debt expense ........................       18.8        16.5
                                                             ------      ------

     Income before income taxes and equity in
         losses of affiliate ...........................        7.2        19.5

Provision for income taxes .............................        2.7         7.6
                                                             ------      ------

     Income before equity in losses of affiliate .......        4.5        11.9

Equity in losses of affiliate, net of income taxes .....       (0.3)       (0.6)
                                                             ------      ------

     Net income ........................................     $  4.2      $ 11.3
                                                             ======      ======

Earnings per share:
     Basic net income per share ........................      $0.23       $0.63
     Diluted net income per share ......................      $0.23       $0.62

Weighted average shares (000's):
     Basic .............................................     18,235      17,938
     Diluted ...........................................     18,343      18,275



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                              SILGAN HOLDINGS INC.
              CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                         For the quarter ended March 31,
                              (Dollars in millions)



                                                   First Quarter
                                                   -------------
                                                2003          2002
                                                ----          ----

Net sales:
     Metal food containers .............       $315.4        $299.4
     Plastic containers ................        139.0         124.9
                                               ------        ------
         Consolidated ..................       $454.4        $424.3
                                               ======        ======

Income from operations:
     Metal food containers (a) .........       $ 11.8        $ 22.5
     Plastic containers ................         15.5          14.8
     Corporate .........................         (1.3)         (1.3)
                                               ------        ------
         Consolidated ..................       $ 26.0        $ 36.0
                                               ======        ======



                              SILGAN HOLDINGS INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                    March 31,
                              (Dollars in millions)



                                                              2003        2002
                                                              ----        ----
Assets:
    Cash .............................................     $   31.2    $   14.2
    Current assets ...................................        556.5       506.6
    Property, plant and equipment, net ...............        830.4       678.0
    Non-current assets ...............................        252.6       195.4
                                                           --------    --------
       Total assets ..................................     $1,670.7    $1,394.2
                                                           ========    ========

Liabilities and stockholders' equity:
    Current liabilities, excluding debt ..............     $  244.5    $  240.2
    Current and long-term debt .......................      1,185.1     1,036.4
    Long-term liabilities ............................        170.9        87.7
    Stockholders' equity .............................         70.2        29.9
                                                           --------    --------
       Total liabilities and stockholders'equity .....     $1,670.7    $1,394.2
                                                           ========    ========


(a) Includes a rationalization credit of $2.3 million in 2002.